Exhibit 10.01

Execution Copy

$40,000,000

CREDIT AGREEMENT

Dated as of April 12, 2007

among

EXPONENTIAL INTERACTIVE, INC.

as the Borrower

BANK OF AMERICA, NA.,

as Administrative Agent,

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC,

as

Sole Lead Arranger and Sole Book Manager

i

(continued)

(continued)

(continued)

SCHEDULES

2.01	Commitments and Applicable Percentages
5.06	Litigation
5.13	Subsidiaries, Other Equity Investments and Equity Interests in the Borrower
5.21	Labor Matters
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice
B-1	Term Note
B-2	Revolving Credit Note
C	Compliance Certificate
D	Assignment and Assumption
E.	Guaranty
F.	Security Agreement
G.	Opinion Matters

Execution Copy

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of April 12, 2007, among EXPONENTIAL INTERACTIVE, INC., a Delaware corporation (the “Borrower”), each Lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICAN, N.A., as Administrative Agent.

The Borrower has requested that the Lenders provide a revolving credit facility and term loan facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Business” has the meaning specified in Section 7.13.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) in which the Borrower or a Subsidiary is the surviving Person.

“Administrative Agent” means Bank of America in its capacity as Administrative Agent under any of the Loan Documents, or any successor Administrative Agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Annual Expenditure Limit” means an aggregate amount equal to 80% of (Consolidated EBITDA minus Taxes and minus Consolidated Scheduled Debt Amortization) for the most recent fiscal year for which a Compliance Certificate has been delivered.

“Applicable Percentage” means (a) in respect of the Term. Facility, with respect to any feint Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) on or prior to the Closing Date, such Term Lender’s Term Commitment at such time and (ii) thereafter, the principal amount of such Term Lender’s Term Loans at such time, and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans has been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate

Pricing Level	Consolidated Leverage Ratio	Commitment Fee	Eurodollar Rate +	Base Rate +
I	< 0.50:1.00	0.375%	2.000%	0.000%
II	> 0.50:1.00 but • 1.00:1.00	0.500%	2.250%	0.000%
III	> 1.00:1.00 but < 1.75:1.00	0.500%	2.500%	0.000%
IV	> 1.75:1.00	0.500%	3.000%	0.100%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level IV shall apply as of the Business Day after the date on which such Compliance Certificate was required to have been delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply). The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date on which a Compliance Certificate is first delivered (or required to be delivered) following March 31, 2007, shall be determined based upon Pricing Level III.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.08(b).

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Appropriate Lender” means, at any time, with respect to any of the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Credit Loan, respectively, at such time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Revolving Credit Facility, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (in) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing or a Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Cash Management Provider” means any Person making credit extensions to the Borrower or any of its Subsidiaries in respect of any Cash Management Obligations to the extent such Person (i) is a Lender or an Affiliate of a Lender or (ii) is a Person that was a Lender (or an Affiliate of a Lender) at the time any such Cash Management Obligations were incurred but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) hereunder.

“Cash Management Obligations” means any and all obligations of the Borrower or any of its Subsidiaries owing to any Person under any agreement to provide foreign exchange or cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means that (a) Dilip DaSilva, directly or indirectly (including through trusts or similar entities formed by Dilip DaSilva for estate planning purposes), shall fail to own and control at least (i) 51% (prior to any issuances of Equity Interests by the Borrower after the Closing Date) or (ii) 25% (after any issuances of Equity Interests by the Borrower after the Closing Date) of the combined voting power of all Equity ‘Interests in the Borrower, or (b) Dilip DaSilva is either no longer chief executive officer or chairman of the board of directors of the Borrower.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01

“Code” means the Internal Revenue Code of 1986;

“Collateral” means all of the “Collateral” referred to in the Security Agreement and all of the other property that is or is intended under the terms hereof or of the Collateral Documents to be subject to Liens in favor of the Administrative Agent (for the benefit of the Secured Parties) securing the Secured Obligations.

“Collateral Documents” means, collectively, the Security Agreement and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent (for the benefit of the Secured. Parties) securing the Secured Obligations.

“Company” means TechBargains.com, LLC, a California limited liability company.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) other non-recurring expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, (v) all cash and non-cash charges relating to (A) earnout payments made under the Transaction Agreement and (B) transaction costs incurred in connection with the Transaction not to exceed in the aggregate amount of $500,000 for the fiscal year ending December 31, 2007, (vi) non-cash charges or expenses related to equity plans or stock option awards in such period, and (vii) payroll taxes on exercise of stock options in such period. minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period and (ii) all non-cash items increasing Consolidated Net Income for such period; provided, however, that solely for the purpose of the computations of the Consolidated Leverage Ratio or the fixed Charge Coverage Ratio, if there has occurred an Acquisition during the relevant period, Consolidated EBITDA shall be calculated, at the option of the Borrower, on a pm forma basis in accordance with the SEC pro forma reporting rules under the Exchange Act, as if such Acquisition occurred on the first day of the applicable period.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date, minus taxes for such period, to (b) Consolidated Interest Charges for such period plus Consolidated Scheduled Debt Amortization for such period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations (including earnout obligations) in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non- recourse to the Borrower or such Subsidiary; provided that the Contingent Cash Amount and Earn-Out (as such terms are defined in the Transaction Agreement) shall be excluded in determining Consolidated Funded Indebtedness hereunder. The amount of any Consolidated Funded Indebtedness of the type described in clause (g) above shall be deemed equal to the Borrower’s or its Subsidiaries’ pro rata share (in relation to the other partners or joint venturers) of the stated or determinable amount of the primary obligation in respect of which such Indebtedness relates or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

“Consolidated Net Worth” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Consolidated Scheduled Debt Amortization” means, for any period, the aggregate principal amount of all regularly scheduled principal payments of Indebtedness made by the Borrower and its Subsidiaries during such period (excluding (i) principal payments in respect of any revolving loans under any revolving credit facility and (ii) the Contingent Cash Amount (as such term is defined in the Transaction Agreement)) determined on a consolidated basis.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would (if not cured or otherwise remedied during such time) be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded, by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grams, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous. Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Intellectual Property” means any Intellectual Property which is not included in the Collateral pursuant to the terms of the Security Agreement.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).

“Facility” means the Term Facility or the Revolving Credit Facility, as the context may require.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated March 27, 2007 among the Borrower, the Administrative Agent and the Arranger.

“First Tier Foreign Subsidiary” means, at any date of determination, each Foreign Subsidiary directly owned by the Borrower or any of its Domestic Subsidiaries.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain, any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or contingent or inchoate indemnity obligations in effect on the Closing Date or entered into in connection with any Permitted Acquisitions or Disposition permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Domestic Subsidiaries of the Borrower.

“Guaranty” means the Guaranty made by any Guarantors in favor of the Administrative Agent, the Lenders, the Cash Management Providers and the Swap Providers, substantially in the form of Exhibit E.

“Guaranty Accession” means the Accession Agreement, substantially in the form of Annex I to the Guaranty.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Increase Amount” the aggregate principal amount by which the Commitments are increased pursuant to Section 2.12.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

net obligations of such Person under any Swap Contract;

all obligations (including earnout obligations) of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

capital leases and Synthetic Lease Obligations;

all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof; the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person; provided that, the amount of any Indebtedness of the type described in clause shall be deemed equal to the Borrower’s or its Subsidiaries’ pro rata share (in relation to the other partners or joint venturers) of the stated or determinable amount of the primary obligation in respect of which such Indebtedness relates or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indian Subsidiary” means Tribal Fusion R&D Private Limited, a limited company incorporated under the laws of India.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intellectual Property” means any “Intellectual Property” as defined in the Security Agreement.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that it any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such. Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.18.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof; and all applicable administrative orders, directed duties, requests, licenses; authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Credit Loan or a Term Loan.

“Loan Documents” means this Agreement, each Note, the Fee Letter, each Collateral Document, any Guaranty and any Subordination Agreement.

“Loan Notice” means a notice of (a) a Revolving Credit Borrowing, (b) a Term Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower and Guarantors.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; or (d) a material adverse effect upon the perfection or priority of any Lien granted under any of the Collateral Documents.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, April 12, 2011, and (b) with respect to the Term Facility, means April 12, 2011; provided, however, that, in each case, if such date is not a Business Day, the applicable Maturity Date shall be the next preceding Business Day.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means with respect to the sale or issuance of any Equity Interest by the Borrower the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the Borrower in connection therewith.

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means, with respect to Term Loans and Revolving Credit Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans and Revolving Credit Loans, as the case may be occurring on such date.

“Participant” has the meaning specified in Section 10.06(D).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means any Acquisition that conforms to the following requirements: (a) the assets, Person, division or line of business to be acquired shall be (i) in substantially the same or related line of business as that conducted by the Borrower and its Subsidiaries on the date hereof or (ii) in a business that is ancillary and in furtherance of the line of business as that conducted by the Borrower and its Subsidiaries on the date hereof and in each case of clauses (i) and (ii), be located in the United States, (b) all transactions related to such Acquisition shall be consummated in all material respects in accordance with applicable Law, (c) no Loan Party shall, as a result of or in connection with any such acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could reasonably be expected, as of the date of such acquisition, to result in the existence or occurrence of a Material Adverse Effect; (d) such Acquisition may not be an Unfriendly Acquisition, (e) the Borrower shall have given the Administrative Agent and the Lenders at least 10 Business Days’ prior written notice of such Acquisition, (0 the Borrower shall be in compliance with the financial covenants set forth in Section 7.13 on a pro forma basis as of the last day of the fiscal quarter most recently ended, and immediately prior to, and after giving effect to, such Acquisition, no Default shall have occurred and be continuing or would result therefrom, and the Borrower shall have demonstrated such compliance to the reasonable satisfaction of the Administrative Agent and the Lenders, (g) all actions required to be taken under Section 6.12 with respect to any acquired or newly formed Subsidiary in connection with such Acquisition, shall have been or will be taken in accordance therewith, and (h) the Borrower provides to the Administrative Agent and the Lenders as soon as available but not later than five Business Days after the execution thereof, a copy of any executed purchase agreement or similar agreement with respect to such Acquisition; provided that at the time, of such Permitted Acquisition (and after giving effect thereto), the sum of all Permitted Acquisitions and capital expenditures during such fiscal year shall not exceed the Annual Expenditure Limit; and provided further, that if the Consolidated Leverage Ratio, as certified by the Borrower in the Compliance Certificate delivered hereunder as of the last day of the fiscal quarter most recently ended, is less than 1.00 to 1.00, then such Permitted Acquisition may exceed the Annual Expenditure Limit.

“Permitted Investments” means (a) direct obligations of or obligations fully guaranteed by, the United States or any agency thereof; (b) direct obligations of; or obligations fully guaranteed by, any State, territory or possession of the United States (including the District of Columbia) or any agency thereof which have a short-term rating of at least SP-1 by S&P (as defined below) or MIG-1 by Moody’s (as defined below) or a long-term rating of at least A by S&P or Al by Moody’s (or, in each case, the equivalent thereof by another Rating Agency (as defined below)); (c) commercial paper issued by corporations or financial institutions which have the highest short-term or long-term rating, as applicable, of at least one Rating Agency and at least the second highest short-term or long-term rating, as applicable, of another Rating Agency; (d) unsecured promissory notes (other than commercial paper) issued by corporations or financial institutions which have a short-term debt rating of at least A-1 from S&P and P-1 from Moody’s (or the equivalent thereof by another Rating Agency) and a long-term debt rating of at least A from S&P and A-1 from Moody’s or the equivalent thereof by another Rating Agency); (e) time deposits with, and certificates of deposit, acceptances and similar instruments issued by, (i) any Lender or (ii) any office of any bank or trust company whose certificates of deposit are rated in one of the two highest grades by at least one Rating Agency; (1) repurchase agreements entered into with a bank or trust company described in clause (e) (or with securities broker- dealers of nationally recognized standing) with respect to obligations described in clause (a); (g) obligations of United States or foreign commercial banks having a minimum short-term debt rating of Fl from Fitch; and (h) shares of open-ended investment companies registered under the

Investment Company Act of 1940; provided that each such investment company complies with Rule 2a-7 of the Securities Exchange Act of 1934, maintains a constant net asset value, offers daily liquidity and has a weighted average maturity of not more than 90 days. For purposes of the foregoing, “Rating Agency” means S&P, Moody’s, Fitch or any other nationally-recognized credit rating agency; “Fitch” means Fitch, Inc., doing business as Fitch Ratings; “Moody’s means Moody’s Investors Service, Inc.; and “S&P” means Standard & Poor’s Rating Services.

“Permitted Liens” has the meaning specified in Section 7.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Public Lender” has the meaning specified in Section 6.02.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, (a) Lenders holding more than 50%, or in the event there are only two Lenders, Lenders holding 100%, of the sum of the (i) Total Outstandings and (ii) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total. Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders, or ‘4)) in the event there are only three Lenders, at least two Lenders.

“Required Revolving Lenders” means, as of any date of determination, (a) Revolving Credit Lenders holding more than 50%, or in the event there are only two Revolving Credit Lenders, Revolving Credit Lenders holding 100%, of the sum of the (i) Total Revolving Credit Outstandings and (ii) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of; and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders, or (b) in the event there are only three Revolving Lenders, at least two Revolving Lenders.

“Required Term Lenders” means, as of any date of determination, (a) Term Lenders holding more than 50% of, or in the event there are only two Term Lenders, Term Lenders holding 100% of, the Term Facility on such date; provided that the portion of the Term Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders, or (b) in the event there are only three Term Lenders, at least two Term Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to lime in accordance with this Agreement.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b),

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit B-2.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” means, collectively, (i) the Obligations, (ii) the Cash Management Obligations owing to any Cash Management Providers, and (iii) the Swap Obligations owing to any Swap Providers.

“Secured Parties” means (i) the Administrative Agent, (ii) the Lenders, (iii) the Cash Management Providers and (iv) the Swap Providers.

“Security Agreement” means the Security Agreement dated as of the date hereof and made by the Borrower and each Domestic Subsidiary in favor of the Administrative Agent (for the benefit of the Secured Parties), substantially in the form of Exhibit F.

“Security Agreement Accession” means the Accession Agreement, substantially in the form of Exhibit A to the Security Agreement.

“Security Agreement Pledge Supplement” means the Pledge Supplement, substantially in the form of Exhibit B to the Security Agreement.

“Solvent” means, with respect to any Person, that as of the date of determination both (i) (a) the sum of such Person’s debt (including contingent liabilities) does not exceed all of its property, at a fair valuation; (b) the Person is able to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured; (c) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (d) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (discounted to present value at rates believed to be reasonable by such Person acting in good faith).

“Subordinated Debt” means (i) the Indebtedness of the Borrower pursuant to the Subordinated Seller Note, and (ii) Indebtedness of the Borrower or any Subsidiary pursuant to any Subordinated Debt Documents.

“Subordinated Debt Document” means all agreements, certificates, documents and instruments executed or delivered by the Borrower or any Subsidiary evidencing indebtedness of the Borrower or any Subsidiary which has maturities and terns, and which is subordinated to payment of the Obligations in a manner approved in writing by the Administrative Agent and the Required Lenders, and any renewals, modifications, or amendments thereof which are approved in writing by the Administrative Agent and the Required Lenders.

“Subordinated Seller Note” means that certain Secured Subordinated Promissory Note, dated April 12, 2007 made by the Borrower in favor of the Company.

“Subordination Agreement” means (i) the Subordination Agreement, dated as of April 12, 2007 among the Borrower, the Administrative Agent and the Company, and (ii) any subordination agreement with respect to Subordinated Debt among the Borrower, the applicable creditor(s) and the Administrative Agent, in each case form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Provider” means a Person making credit extensions to the Borrower or any of its Subsidiaries in respect of any Swap Obligations to the extent such Person (i) is a Lender or an Affiliate of a Lender or (ii) is a Person that was a Lender (or an Affiliate of a Lender) at the time any such Swap Obligations were incurred but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) hereunder.

“Swap Obligations” means any and all obligations of the Borrower or any of its Subsidiaries owing to any Person under any Swap Contracts.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating, to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so- called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and in the case of Eurodollar Rate Loans, having the same Interest Period, made by each of the Term Lenders pursuant to Section 2.01(a).

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.

“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.

“Term Loan” means an advance made by any Term Lender under the Term Facility.

“Term Note” means a promissory note made by the Borrower in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form or Exhibit B-1.

“Threshold Amount” means $1,500,000.

“Transaction” means the purchase of all or substantially all of the assets of the Company pursuant to the Transaction Documents.

“Transaction Agreement” means the Asset Purchase Agreement, dated as of March 30, 2007, between the Borrower and the Company.

“Transaction Documents” means the Transaction Agreement and all other documents instruments and agreements executed or entered into in connection with the Transaction.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfriendly Acquisition” means any Acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved by the board of directors (or other legally recognized governing body) of the Person to be acquired; except that with respect to any Acquisition of a non-U.S. Person, an otherwise friendly Acquisition shall not be deemed to be unfriendly if it is not customary in such jurisdiction to obtain such approval prior to the first public announcement of an offer relating to a friendly Acquisition.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(0(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision, thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.(a) Generally. All accounting teens not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required. Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

ARTICLE II

THE COMMITMENTS

2.01 Loans. (a) The Term Borrowing. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Term Lender’s Term Commitment. The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentage of the Term Facility. Amount borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein; provided that Term Loans made on the Closing Date shall be Base Rate Loans.

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof; the Borrower may borrow under this Section 2.01(b). prepay under Section 2.03, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein; provided that Revolving Credit Loans made on the Closing Date shall be Base Rate Loans.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent (i) not later than 11:00 a.m. three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) not later than 11:00 am (or 1:00 p.m. in the case of the Closing Date) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the ease of a Term Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 noon, on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than five Interest Periods in effect in respect of the Term Facility. After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than five Interest Periods in effect in respect of the Revolving Credit Facility.

2.03 Prepayments.

(a) Optional. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of at least $500,000 or a whole multiple of $500,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of at least $500,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.03(a) shall be applied to the principal repayment installments thereof in inverse order of maturity, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of the Term Loan Facility.

(b) Mandatory.

(i) Upon the sale or issuance by the Borrower of any of its Equity Interests, the Borrower shall prepay an aggregate principal amount of Term Loans equal to 50% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower (such prepayments to be applied as set forth in clauses (ii) and (iv) below).

(ii) Each prepayment of Term Loans pursuant to the foregoing provisions of this Section 2.03(b) shall be applied to the Term Facility and to the principal repayment installments thereof in inverse order of maturity.

(iii) If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrower shall immediately prepay Revolving Credit Loans in an aggregate amount equal to such excess.

2.04 Termination or Reduction of Commitments. (a) Optional. The Borrower may upon notice to the Administrative Agent, terminate the Revolving Credit Facility, or from time to time permanently reduce the Revolving Credit Facility; provided that (i) any such notice shall be received by the Administrative Agent not later than 10:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $100,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility.

(b) Mandatory. (i) The aggregate Term Commitments shall be automatically and permanently reduced to zero on the date of the Term Borrowing.

(ii) In the event that the Borrower opts to increase the Revolving Credit Commitment pursuant to the terms set forth in Section 2.12, then the Revolving Credit Facility shall be automatically and permanently reduced after the third anniversary of the Closing Date and on the last day of each subsequent calendar quarter thereafter, in an amount equal to 25% of the Increase Amount.

(c) Application of Commitment Reductions; Payment of Fees. (i) The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Revolving Credit Commitment under this Section 2.04. Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

2.05 Repayment of Loans. (a) Term Loans. The Borrower shall repay to the Term Lenders the aggregate principal amount of all Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.04):

Date	Principal Amount of Repayment
July 12, 2007	$1,250,000
October 12, 2007	$1,250,000
January 12, 2008	$1,250,000
April 12, 2008	$1,250,000
July 12, 2008	$1,875,000
October 12, 2008	$1,875,000
January 12, 2009	$1,875,000
April 12, 2009	$1,875,000
July 12, 2009	$2,500,000
October 12, 2009	$2,500,000
January 12, 2010	$2,500,000
April 12, 2010	$2,500,000
July 12, 2010	$1,875,000
October 12, 2010	$1,875,000
January 12, 2011	$1,875,000
April 12, 2011	$1,875,000

provided, however, that the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date for the Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.

(b) Revolving Credit Loans. The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

2.06 Interest.

(a) Subject to the provisions of subsection (b), (i) each Eurodollar Rate Loan, under a Facility shall hear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility; and (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to, the Base Rate plus the Applicable Rate for such Facility.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether, at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07 Fees.

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Revolving Credit Facility exceeds the then-Outstanding Amount of Revolving Credit Loans. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for the Revolving Credit Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Closing Fee. The Borrower shall pay to Administrative Agent for the account of each Lender a closing fee in an amount of 1.00% of such Lender’s Commitments. Such fee shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(c) Other Fees. (i) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.08 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. (a) All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a) bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.09 Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit, or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.10 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders severally agrees to repay to the Administrative Agent forthwith on, demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.11 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but riot due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.12 Increase in Revolving Credit Facility. (a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Revolving Credit Lenders), the Borrower may on a one-time basis, request an increase in the Revolving Credit facility by an amount not exceeding $5,000,000; provided that any such request for an increase shall be in a minimum amount of $1,000,000. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Revolving Credit Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Revolving Credit Lenders).

(b) Revolving Credit Lender Elections to Increase. Each Revolving Credit Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Revolving Credit Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment.

(c) Notification by Administrative Agent; Additional Revolving Credit Lenders. The Administrative Agent shall notify the Borrower and each Revolving Credit Lender of the Revolving Credit Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Revolving Credit Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Revolving Credit Facility is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Revolving Credit Increase Effective Date”) and the Final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Revolving Credit Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Revolving Credit Increase Effective Date (in sufficient copies for each Revolving Credit Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such. Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the Revolving Credit Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 2.12, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (13) no Default exists. The Borrower shall prepay any Revolving Credit Loans outstanding on the Revolving Credit Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Revolving Credit Commitments under this Section.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 10.01 to the contrary.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or any Lender., as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, it requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is ,a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If the Administrative Agent or any determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise, to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02 Illegality. if any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable ending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan , or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such

Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation thereto’ (except that if the Change in Law giving use to such increased costs or reductions is retroactive, then the nine- month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive); which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a compatible period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligation; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if in the judgment of such Lender, such designation or :Assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO BORROWINGS

4.01 Conditions of Initial Loan. The obligation of each Lender to make its initial Loan hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement and the Guaranty (if any), sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certifications from the Secretary of State (or similar, applicable Governmental Authority) as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v) a favorable opinion of (A) Orrick, Herrington & Sutcliffe LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit G and such other matters concerning the Loan Parties and the Loan Documents as the Administrative Agent or the Required Lenders may reasonably request; and (B) local counsel to each Foreign Subsidiary, addressed to the Administrative Agent and each Lender, as to such matters concerning the pledge, if any, of each such Subsidiary’s Equity Interests under the Security Agreement occurring on the Closing Date, as the Administrative Agent or the Required Lenders may reasonably request (provided that any such opinion delivery shall be waived with respect to the Indian Subsidiary);

(vi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that (except as may be required by the Reserve Bank of India with respect to the pledge of the Indian Subsidiary under the Security Agreement) no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(viii) a duly completed pro forma Compliance Certificate as of the last day of the fiscal period of the Borrower ended on December 31, 2006, signed by a Responsible Officer of the Borrower;

(ix) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;

(x) executed counterparts of the Collateral Documents, including control agreements with respect to the bank and investment accounts of the Loan Parties, executed by each Loan Party and other Persons required to be a party thereto, in appropriate form for recording or filing, where necessary, together with: (A) acknowledgment copies of all UCC-1 financing statements tiled, registered or recorded to perfect the Liens of the Administrative Agent (for the benefit of the Secured Parties), or other evidence satisfactory to the Administrative Agent that there has been filed, registered or recorded (or arrangements made with a reputable filing service to file, register or record) all financing statements and other filings, registrations and recordings necessary and advisable to perfect the Liens of the Administrative Agent (for the benefit of the Secured Parties) in accordance with applicable law; (B) delivery to the Administrative Agent of the certificates or instruments representing any pledged Collateral under any Collateral Documents, together with undated stock powers or endorsements, as the case may be, executed in blank, with respect thereto (provided that any such delivery shall be waived with respect to the Indian Subsidiary) and (C) such Lien and judgment searches as the Administrative Agent shall have requested, and such termination statements or other documents as may be necessary, to confirm that the Collateral is subject to no other Liens in favor of any Persons (other than Permitted Liens);

(xi) such other evidence satisfactory to the Administrative Agent as it shall require to confirm that the Liens granted to the Administrative Agent for the benefit of the Secured Parties) in the Collateral pursuant to the Collateral Documents are valid, perfected, first priority Liens, subject to no other Liens (other than Permitted Liens), securing the Secured Obligations;

(xii) certificates attesting to the Solvency of each Loan Party before and after giving effect to the entering into by the Borrower and its Subsidiaries of the Loan Documents and the Transaction Documents to which they are or are intended to be a party and the making of the initial Loans hereunder and the consummation of the Transaction, from its chief executive officer, chief financial officer, treasurer or controller; and

(xiii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b)(i) All fees required to be paid to the Administrative Agent and the Arranger on or before the Closing Date shall have been paid; and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d) The Administrative Agent shall have received in sufficient copies for the Lenders, in form and substance satisfactory to it and the Lenders, each (except in the case of clause (iii)) certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower; (a) the Audited Financial Statements, (b) the unaudited consolidated balance sheets of the Borrower and its Subsidiaries for the fiscal periods ended December 31, 2006 and February 28, 2007, and the related consolidated statements of income or operations, shareholders’ equity and cash flows, for the fiscal quarters then ended, (iii) the financial statements of the Company and its Subsidiaries referred to in Section 3.12 of the ‘Transaction Agreement, and (iv) the pro forma balance sheet of and five-year financial statement projections for the Borrower and its Subsidiaries as of and commencing at April 1, 2007, after giving effect to the Transaction.

(e) The Administrative Agent shall have received, in form and substance satisfactory to it and the Lenders, a certificate of a Responsible Officer of the Borrower (i) attaching true and complete copies of all Transaction Documents, (ii) certifying that the Transaction Documents have not been altered amended or otherwise changed or supplemented and that no condition therein or provision thereof has been waived in a manner adverse to any Loan Party or the Administrative Agent and the Lenders, (iii) certifying that all (A) material authorizations, consents or approvals of, notices to or filings with, any Governmental Authority, including pursuant to the HSR Act, and (B) material approvals and consents of any other Person, required in connection with the Transaction or the execution, delivery and performance of the Transaction Documents, shall have been obtained and remain in full force and effect and that all applicable waiting periods have expired without notice of any action by any Governmental Authority which seeks to restrain, prevent or impose materially adverse conditions upon the Transaction, (iv) certifying that there does not exist (A) any Law, order, decree, judgment, ruling or injunction which could restrain or prevent the consummation of the Transaction in the manner contemplated by the Transaction Documents, and (B) any pending or, to the best knowledge of such Responsible Officers, threatened action, suit, investigation or proceeding relating to the Transaction which seeks or threatens any of the foregoing and (v) certifying that on the Closing Date the Transaction will be consummated in accordance with the •terms of the Transaction Documents and in compliance with applicable Law.

(f) The Administrative Agent shall have received, in form and substance satisfactory to it and the Lenders, (i) an executed counterpart of the Subordination Agreement with the Company, and (ii) a copy of the executed Seller Note.

(g) The Closing Date shall have occurred on or before April 16, 2007.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Loans. The obligation of each Lender to honor any Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower contained in Article V or any other Loan Document or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect”

shall be true and correct in all respects) on and as of the date of such Loan, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Loan or from the application of the proceeds thereof.

(c) The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

Each Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its material assets and carry on its business substantially as now conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law except to the extent any such violation could not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document except for those which have been made or obtained and are in full force and effect and except as may be required by the reserve Bank of India with respect to the pledge of the Indian Subsidiary under the Security Agreement. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority (including pursuant to the HSR Act) or any other Person is necessary or required in connection with the Transaction or the execution, delivery and performance of the Transaction Documents, which has not been obtained and which does not remain in full force and effect, and all applicable waiting periods have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditor’s rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheets of the Borrower and its Subsidiaries dated December 31, 2006 and February 28, 2007 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments, and without regard to the impact (if any) of the application of Section 409A of the Code and the final regulations issued thereunder.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect (provided that in the case of the impact (if any) of the application of Section 409A of the Code and the final regulations issued thereunder, such representation is made only to the best of the Borrower’s knowledge).

(d) The consolidated pro forma balance sheet of the Borrower and its Subsidiaries as at December 31, 2006 and the related consolidated pro forma statements of income and cash flows of the Borrower and its Subsidiaries for the 12 months then ended, certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower, copies of which have been furnished to each Lender, fairly present in all material respects the consolidated pro forma financial condition of the Borrower and its Subsidiaries as at such date and the consolidated pro forma results of operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with GAAP without regard to the impact (if any) of the application of Section 409A of the Code and the final regulations issued thereunder.

(e) All financial projections and forecasts delivered to the Lenders in connection herewith were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such projections and forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its future financial condition and performance.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no materially adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described on Schedule 5.06.

5.07 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens. Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be, expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens.

5.09 Environmental Compliance. The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

5.11 Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

5.13 Subsidiaries; Equity Interests. (a) As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens (except as contemplated hereby and by the Collateral Documents). Schedule 5.13 accurately sets forth as of the date hereof (i) the status of each Subsidiary as either a Domestic Subsidiary, a First Tier Foreign Subsidiary or any other Foreign Subsidiary, (ii) a list of all issued and outstanding Equity Interests of each such Domestic Subsidiary or Foreign Subsidiary (other than directors’ qualifying shares or other amounts of Equity Interests required to be held other than by the Borrower or any Subsidiary by any applicable Laws), and (iii) the percentage of such Equity Interests that is directly owned by the Borrower or any of its Domestic Subsidiaries.

(b) As of the Closing Date, the Borrower has no equity investments in any other Person other than those specifically disclosed in Part (b) of Schedule 5.13.

(c) As of December 31, 2006, all of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and nonassessable and are owned by the Persons named in Schedule 5.13 in the amounts specified on Part (c) of Schedule 5.13 free and clear of all Liens.

5.14 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and without regard to the impact (if any) of the application of Section 409A of the Code and the final regulations issued thereunder. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Taxpayer Identification Number. The Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.02, and each Subsidiary’s true and correct U.S. taxpayer identification number or, in the case of any Foreign Subsidiary that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its organization, is set forth on Schedule 5.13.

5.18 Intellectual Property; Licenses, Etc. The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without, to the best knowledge of the Borrower, conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.19 Security Interest. The Collateral Documents create in favor of the Administrative Agent (for the benefit of the Secured Parties) a valid and perfected first priority Lien on the Collateral described in the Collateral Documents, subject to no other Liens (other than as expressly permitted by this Agreement and the Collateral Documents), securing in each case the payment of the Secured Obligations. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

5.20 Solvency. The Each Loan Party is, and upon the incurrence of any Obligation by such Loan Party on any date on which this representation and warrant is made will be, Solvent.

5.21 Labor Matters. There are no collective bargaining agreements or Multiemployer Plans in which any of the Loan Parties or their Subsidiaries are participating employers as of the Closing Date, other than as set forth in Schedule 5.21, and none of the Loan Parties and their Subsidiaries (a) has suffered any strikes, walkouts, work stoppages or other material labor difficulty, (b) has knowledge as of the Closing Date of any pending strike, walkout or work stoppage, or (c) has knowledge of any existing strike, walkout or work stoppage, except (with respect to any specific matters set forth in clauses (a), (b) and (c) above) which in the aggregate could not reasonably be expected to cause a Material Adverse Effect. Other than as set forth on Schedule 5.21, no unfair labor practice complaint is pending against any Loan Party or any of its Subsidiaries as of the Closing Date.

5.22 Consummation of the Transaction. As of the Closing Date the Transaction has been consummated in accordance with the terms of the Transaction Documents and in compliance with applicable Law. The Transaction Documents have not been altered, amended or otherwise changed or supplemented, and no condition therein or provision thereof has been waived, in any manner adverse to any Loan Party or the Administrative Agent and the Lenders. The Transaction Documents are in full force and effect and to the best knowledge of the Borrower (as to the Company) are legal, valid and binding obligations of each party thereto enforceable against each such party in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditor’s rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).

5.23 Transaction Document Representations. All representations and warranties of the Borrower in the Transaction Documents are true and correct in all material respects as of each date made or deemed made. To the Borrower’s knowledge, all representations and warranties of the Company in the Transaction Documents are true and correct in all material respects as of each date made or deemed made.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than inchoate indemnity obligations) hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent and each Lender in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event (i) within 180 days after the end of the fiscal year of the Borrower ending December 31, 2006, and (ii) within 150 days after the end of each fiscal year of the Borrower thereafter (unless Borrower has provided notice that delivery will be delayed, in which case, the Borrower, subject to the prior written consent of the Required Lenders (not to be unreasonably withheld), will have up to an additional 30 days), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended March 31, 2007), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) as soon as available, but in any event no later than 30 days after the end of each fiscal year of the Borrower, forecasts prepared by management of the Borrower, in form satisfactory to the Administrative Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a monthly basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date occurs).

As to any information contained in materials furnished pursuant to Section 6,02(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02 Certificates; Other information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), (i) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower, and (ii) a list of Domestic Subsidiaries, First Tier Foreign Subsidiaries, other Foreign Subsidiaries as of the date of such Compliance Certificate, containing the information with respect thereto as is contemplated by Schedule 5.13;

(c) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof; and

(g) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked ‘PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.03 Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance o1 or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary, including any determination by the Borrower referred to in Section 2.08(b); and

(e) of the occurrence of any sale of, capital stock or other Equity Interests by the Borrower.

Each notice pursuant to this Section 6.03 (other than Section 6.03(e)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in, good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in hill force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05 (provided, however, that nothing herein shall prevent the Borrower from dissolving any Subsidiary that is no longer active or material to the Borrower’s business); (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 20 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender, no more than once each calendar year, to visit and inspect any of its properties, to examine its corporate, financial and operating records, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, at reasonable times during normal business hours, and upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice and without any annual limitation on the number of such visits or inspections.

6.11 Use of Proceeds. Use the proceeds of the Loans (a) to finance Permitted Acquisitions, (b) to consummate the Transaction, (c) to pay fees and expenses incurred in connection with this Agreement and the Transaction Documents, and (d) for working capital, capital expenditures and other lawful corporate purposes, in each case not in contravention of any Law or of any Loan Document.

6.12 Subsidiaries. Within (a) thirty (30) days after the time that any Person becomes a Domestic Subsidiary as a result of the creation or formation of such Subsidiary, a Permitted Acquisition or otherwise, then, unless such Domestic Subsidiary is merged into the Borrower or a Guarantor (with the Borrower or such Guarantor being the surviving Person) prior to the expiration of such thirty-day period, the Borrower shall (i) cause such Subsidiary to execute and deliver to the Administrative Agent a Guaranty Accession and a Security Agreement Accession, (ii) execute and deliver (or cause its Subsidiary which is the direct owner of such new Domestic Subsidiary to execute and deliver) to the Administrative Agent a Security Agreement Pledge Supplement and such other Collateral Documents, in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent shall reasonably request, (iii) take such action and deliver such evidence as shall be reasonably satisfactory to the Administrative Agent to conform that the Administrative Agent (for the benefit of the Secured Parties) has a valid, perfected, first priority Lien, subject to no other Liens (excepted as permitted by the Collateral Documents), securing the Secured Obligations, in (A) all Collateral of such Domestic Subsidiary under the Collateral Documents, and (B) 100% of the Equity Interests of such Domestic Subsidiary, including delivery to the Administrative Agent of the certificates, if any, evidencing such Equity Interests, and (iv) provide the Administrative Agent such board resolutions, officer’s certificates, corporate and other documents and opinions of counsel as the Administrative Agent shall reasonably request in connection with the actions described in clauses (i), (ii) and (iii) above, and (b) thirty days after the time that any Person becomes a First Tier Foreign Subsidiary as a result of the creation or formation of such Foreign Subsidiary, a Permitted Acquisition or otherwise, then prior to the expiration of such thirty-day period, the Borrower shall (i) execute and deliver (or cause its Subsidiary which is the direct owner of such

First Tier Foreign Subsidiary to execute and deliver) to the Administrative Agent a Security Agreement Pledge Supplement, (ii) take such action and deliver such evidence as shall be satisfactory to the Administrative Agent to confirm that the Administrative Agent (for the benefit of the Secured Parties) has a valid, perfected, first priority Lien, subject to no other Liens (excepted as permitted by the Collateral Documents), in 66% of the Equity Interests of such First Tier Foreign Subsidiary securing the Secured Obligations, including delivery to the Administrative Agent of the certificates, if any, evidencing such Equity Interests, and (iii) provide the Administrative Agent such board resolutions, officer’s certificates, corporate and other documents and opinions of counsel as the Administrative Agent shall reasonably request in connection with the actions described in clauses (i) and (ii) above.

6.13 Post-Closing Items. Within 30 days after the Closing Date the Borrower shall deliver to the Administrative Agent, to the extent not delivered prior thereto, such documents, certificates, assurances and confirmations as may be reasonably required by the Administrative Agent regarding the pledge of the Equity Interests in the Indian Subsidiary pursuant to the Security Agreement.

6.14 Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, execute and deliver such further documents and do such other acts and things as the Administrative Agent or any Lender through the Administrative Agent, may reasonably request in order to effect fully the purposes of this Agreement and the other Loan Documents and to provide for payment of the Obligations and for the granting and perfection of Liens in the Collateral in accordance with the terms of this Agreement and the other Loan Documents.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than inchoate indemnity obligations) hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (each, a “Permitted Lien”):

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and the proceeds thereof, and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j Liens arising from precautionary filings in respect of operating leases; and

(k) Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the FRB and (ii) such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution;

(l) Liens on specific tangible assets (including real estate, but not including inventory and other current assets) acquired in any Permitted Acquisitions after the date of this Agreement; provided, however, that, subject to limitations in Section 7.03(e), (i) such Liens existed at the time of such Permitted Acquisition and were not created in anticipation thereof, (ii) any such Lien does not by its terms cover any assets after the time of such Permitted Acquisition which were not covered immediately prior thereto, and (iii) any such Lien does not by its terms secure any Indebtedness other than Indebtedness existing immediately prior to the time of such Permitted Acquisition;

(m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(n) Liens in the form of licenses, leases or subleases granted or created by the Borrower or any of its Subsidiaries, which licenses, leases or subleases do not interfere, individually or in the aggregate, in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(o) Liens securing Indebtedness permitted under Section 7.03(i); provided that such Liens extend only to the assets or properties of Foreign Subsidiaries; and

(p) other Liens, so long as the aggregate amount of Indebtedness secured by such other Liens does not exceed $500,000 at any time;

provided, that, notwithstanding any of Sections 7.01(a) through 7.01(p), in no event shall the Borrower or any Subsidiary of the Borrower create, incur, assume or suffer to exist any Lien (other than non-consensual Liens permitted in this Section 7.01 and Liens permitted under Section 7.01(n)) upon any Intellectual Property of the Borrower and its Subsidiaries in favor of any Person (other than non-exclusive licenses or sublicenses of its Intellectual Property entered into in the ordinary course of business).

7.02 Investments. Make any Investments, except:

(a) Investments held by the Borrower or such Subsidiary which when made constitute Permitted Investments;

(b) advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $100,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) Investments of the Borrower in any wholly-owned Subsidiary and Investments of any wholly-owned Subsidiary in the Borrower or in another wholly-owned Subsidiary;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 7.03;

(f) Acquisitions which constitute Permitted Acquisitions;

(g) the consummation of the Transaction;

(h) Investments constituting Swap Contracts permitted hereunder; and

(i) Investments existing on the Closing Date and listed on Schedule 7.02;

Notwithstanding anything in this Section 7.02, Section 7.03, Section 7.04, Section 7.05 or elsewhere in this Agreement to the contrary, after the Closing Date in no event shall aggregate Investments made in intercompany Indebtedness incurred by, and Dispositions to all Subsidiaries that are not Loan Parties, including Investments as a result of Acquisitions, Investments in Foreign Subsidiaries, intercompany Indebtedness incurred by Foreign Subsidiaries, and Dispositions to Foreign Subsidiaries, exceed 5% of Consolidated Net Worth.

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding; renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(c) Guarantees of the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any wholly-owned Subsidiary;

(d) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party, and provided further that the aggregate Swap Termination Values thereof shall not exceed $1,000,000 at any time outstanding;

(e) Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $6,000,000 (inclusive of any such Indebtedness set forth on Schedule 7.03);

(f) the Subordinated Seller Note;

(g) Indebtedness which is an Investment permitted under Section 7.02;

(h) other Subordinated Debt in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

(i) Indebtedness incurred by Foreign Subsidiaries; provided, however, that the aggregate amount of all such Indebtedness at any one time shall not exceed $500,000; and

(j) other unsecured Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount not to exceed $500,000 at any time outstanding.

Notwithstanding anything in this Section 7.03, Section 7.02, Section 7.04, Section 7.05 or elsewhere in this Agreement to the contrary, after the Closing Date in no event shall aggregate Investments made in, intercompany Indebtedness incurred by, and Dispositions to, all Subsidiaries that are not Loan Parties, including Investments as a result of Acquisitions, Investments in Foreign Subsidiaries, intercompany Indebtedness incurred by Foreign Subsidiaries, and Dispositions to Foreign Subsidiaries, exceed 5% of Consolidated Net Worth.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person;

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor; and

(c) the Borrower or any of its Subsidiaries may make any Investment permitted by Section 7.02 or any Disposition permitted by Section 7.05.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete, surplus, damaged or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(e) Dispositions permitted by Section 7.04;

(f) the Borrower or any of its Subsidiaries may make any Investment permitted by Section 7.02;

(g) non-exclusive licenses of IP Rights in the ordinary course of business and substantially consistent with past practice;

(h) Dispositions by the Borrower and its Subsidiaries of defaulted receivables to a collection agency in the ordinary course of their business; and

(i) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property Disposed of in reliance on this clause (h) in any fiscal year shall not exceed $500,000;

provided, however, that any Disposition pursuant to clauses (a) through (i) shall be for fair market value; and, notwithstanding anything in this Section 7.05, Section 7.02, Section 7.03, Section 7.04 or elsewhere in this Agreement to the contrary, after the Closing Date in no event shall aggregate Investments made in, intercompany Indebtedness incurred by, and Dispositions to, all Subsidiaries that are not Loan Parties, including Investments as a result of Acquisitions, Investments in Foreign Subsidiaries, intercompany Indebtedness incurred by Foreign Subsidiaries, and Dispositions to Foreign Subsidiaries, exceed 5% of Consolidated Net Worth.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments to the Borrower, the Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d) the Borrower may repurchase the stock of directors, officers, former employees or consultants (or transferees of such stock), in an aggregate amount not to exceed $500,000 in any calendar year; and

(e) the Borrower may issue and sell its common Equity Interests, so long as the Net Cash Proceeds thereof are applied to the prepayment of the Loans pursuant to Section 2.03(b).

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower, and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among the Borrower and any of its wholly-owned Subsidiaries or between and among any wholly-owned Subsidiaries.

7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness (and the proceeds thereof); or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10 Use of Proceeds. Use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to (a) purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the FRB, or (b) finance any Unfriendly Acquisition.

7.11 Amendments. (a) Amend, modify, supplement, waive compliance with, or consent to noncompliance with, any Subordinated Debt Document, unless the amendment, modification, supplement, waiver or consent (i) does not adversely affect the Borrower’s ability to pay and perform each of its Obligations at the time and in the manner set forth herein and in the other Loan Documents and is not otherwise adverse to the Administrative Agent and the Lenders, and (ii) is in compliance with the subordination provisions therein and any Subordination Agreement with respect thereto in favor of the Administrative Agent and the Lenders.

(b) Amend, modify, supplement, waive compliance with, or consent to noncompliance with, any provision of the Transaction Documents in any manner materially adverse to any Loan Party or the Administrative Agent and the Lenders.

7.12 Subordinated Debt Payments. Make, or permit any of its Subsidiaries to make, any voluntary or optional payment or repayment on, redemption, exchange or acquisition for value of, or any sinking fund or similar payment with respect to, any Subordinated Debt, except as permitted by the subordination provisions in the applicable Subordinated Debt Documents and any Subordination Agreement with respect thereto in favor of the Administrative Agent and the Lenders.

7.13 Financial Covenants.

(a) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than the 1.25 to 1.00:

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time during any period of four fiscal quarters of the Borrower set forth below to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio
Closing Date through December 31, 2008	2.25 to 1.00
March 31, 2009 and each fiscal quarter thereafter	2.00 to 1.00

For purposes of calculating the Consolidated Leverage Ratio and the Consolidated Fixed Charge Coverage Ratio for the fiscal quarters ending March 31, 2007, June 30, 2007 and September 31, 2007, Consolidated EBITDA attributed to the assets acquired under the Transaction Documents (the “Acquired Business”), shall be annualized during such fiscal quarters such that (a) for the calculation of the Consolidated Leverage Ratio as of March 31, 2007, Consolidated EB1TDA attributed to the Acquired Business for the fiscal quarter then ending will be multiplied by four (4), (b) for the calculation of the Leverage Ratio as of June 30, 2007, Consolidated EBITDA attributed to the Acquired Business for the two fiscal quarter period then ending will be multiplied by two (2) and (c) for the calculation of the Leverage Ratio as of September 30, 2007, Consolidated EBITDA attributed to the Acquired Business for the three fiscal quarter period then ending will be multiplied by one and one-third (1 1/3).

7.14 Capital Expenditures. Make or become legally obligated to make any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding (i) normal replacements and maintenance which are properly charged to current operations, (ii) expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (x) from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or (y) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, and (iii) expenditures made as a tenant as leasehold improvements during such period to the extent reimbursed by the landlord during such period) except for capital expenditures not exceeding, in the aggregate for all capital expenditures and Permitted Acquisitions for the Borrower and its Subsidiaries during each fiscal year, the Annual Expenditure Limit; provided that, if the Consolidated Leverage Ratio, as certified by the Borrower in the Compliance Certificate delivered hereunder as of the last day of the fiscal quarter most recently ended, is less than 1.00 to 1.00, then such capital expenditures may exceed the Annual Expenditure Limit.

7.15 Accounting Changes. Make any change in its (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three Business Days after the same becomes due, any interest on any Loan or any fee due hereunder, or (iii) within three Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01 (within three (3) Business Days after such failure to observe or perform), or Sections 6.02, 6.03, 6.05, 6.10, 6.11, 6.12 or 6.13 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) the date on which a Responsible officer of the Borrower knew or reasonably should have known of such failure and (ii) the date on which written notice thereof is given to the Borrower by the Administrative Agent or any Lender; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e) Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Judgments. There is entered against the Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have individually or in the aggregate, a Material Adverse Effect and in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of ‘a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERIS A Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document or any Loan. Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke; terminate or rescind any Loan Document; or

(k) Impairment of Security, etc. Any Collateral Document or any Lien granted thereunder shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Loan Party thereto; any Loan Party or any other Person shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Loan Document, any Lien securing any Secured Obligation shall, in whole or in part, cease to be a valid, perfected, first priority Lien, subject to no other Liens (other than as expressly permitted by the Collateral Documents), securing the Secured Obligations; or

(l) Subordination. (i) The subordination provisions of any Subordinated Debt Documents (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable subordinated Indebtedness; or (ii) the Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Administrative Agent and the Lenders or (C) that all payments of principal of or premium and interest on the applicable subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions; or

(j) Change of Control. There occurs any Change of Control.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, Or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated; and

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of other Obligations, ratably among Administrative Agent and the Lenders in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to payment of Swap Obligations and Cash Management Obligations, ratably among the Cash Management Providers and the Swap Providers in proportion to the respective amounts described in this clause Sixth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the collateral agent under the Loan Documents, and each of the Lenders (in its capacities as a Lender, potential Swap Provider and potential Cash Management Provider) hereby irrevocably (i) authorizes the Administrative Agent to enter into all other Loan Documents, as applicable, including the Security Agreement and any Subordination Agreements, and (ii) appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. The Administrative Agent, as collateral agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Administrative Agent is further authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action, or permit the any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent to take any action, with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Loan Document.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the, term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or Intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its, duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, neither the Arranger or the Sole Book Manager listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion.

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i) or (c)), or in the case of the initial Loan, Section 4.02, without the written consent of each Lender;

(b) without limiting the generality of clause (a) above, waive any condition set forth in Section 4.02 as to any Loan under a particular Facility without the written consent of the Required Revolving Lenders or the Required Term Lenders, as the case may be;

(c) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(d) postpone any date fixed by this Agreement or any other Loan Document for (i) any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment or (ii) any scheduled reduction of any Facility hereunder or under any other Loan Document without the written consent of each Appropriate Lender;

(e) reduce the principal of or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any, financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(f) change (i) Section 2.11 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans between the Facilities from the application thereof set forth in the applicable provisions of Section 2.03(b) or 2.04(b), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders, and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

(g) change (i) any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender or (ii) the definition of “Required revolving Lenders,” or “Required Term Lenders” without the written consent of each Lender under the applicable Facility;

(h) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(i) release all or substantially all of the value of the Guaranty without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or

(j) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders, and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or Intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OE THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OE ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON- INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the

Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent., each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the documented fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. The foregoing costs and expenses shall include (i) all search, filing, and recording charges, and fees and taxes related thereto, (ii) other reasonable out-of-pocket expenses incurred by the Administrative Agent and each Related Party thereof arising with respect to or in connection with creating and perfecting Liens in favor of the Administrative Agent, for the benefit of Secured Parties pursuant hereto or otherwise relating to the Collateral, including the reasonable and documented tees, expenses and disbursements of counsel to the Administrative Agent and of counsel providing any opinions that the Administrative Agent or Required Lenders may request in respect of Collateral or the Liens created pursuant to the Collateral Documents, and (iii) all the reasonable costs and expenses (including the reasonable and documented fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Administrative Agent and its counsel) in connection with the custody or preservation of any of the Collateral.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the documented fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all documented fees, time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby- or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such subagent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d) Waiver of Consequential Damages Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required

(including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the

Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $2,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000.000, in the case of any assignment in respect of the Term Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Croup to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the

Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.12(c) or (ii) any actual or prospective counterparty (or its advisors)

to any map or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its on confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fillies/ extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract, This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNTIED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING ID THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND ‘UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR TO THE FULLEST EXTENT PERMI’TT’ED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT N ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 California Judicial Reference. If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 10.04, the Borrower shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

10.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger, are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arranger, each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.18 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

10.19 Time of the Essence. Time is of the essence of the Loan Documents.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

EXPONENTIAL INTERACTIVE, INC.

By:	/s/ John R. Rettig
Name:	John R Rettig
Title:	CFO

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Ken Puro
Name:	Ken Puro
Title:	Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Ronald J. Dronby
Name:	Ronald J. Dronby
Title:	Senior Vice President

COMERICA BANK, as a Lender

By:	/s/ Philip Koblis
Name:	Philip Koblis
Title:	First Vice President

SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Term Commitment	Revolving Credit Commitment	Term Applicable Percentage	Revolving Credit Applicable Percentage
Bank of America, N.A.	$18,750,000	$6,250,000	62.500000000%	62.500000000%
Comerica Bank	$11,250,000	$3,750,000	37.500000000%	37.500000000%
Total	$30,000,000	$10,000,000	100.000000000%	100.000000000%

Schedule 2.01

Execution Version

BANK OF AMERICA, N.A.

COMERICA BANK

As of June 29, 2007

Exponential Interactive, Inc.

2200 Powell Street, Suite 600

Emeryville, CA 94608

Attention:             Mr. John Rettig, Chief Financial Officer

Re:             $40,000,000 Credit Agreement with Exponential Interactive, Inc.

Dear Christina:

Reference is made to the Credit Agreement dated as of April 13, 2007 (the “Credit Agreement”), by and among Exponential Interactive, Inc., a Delaware corporation (the “Company”), the Lenders from time to time party thereto, and Bank of America; N.A., as the Administrative Agent (the “Agent”). Unless otherwise defined herein, terms used herein shall have the meanings assigned to them in the Credit Agreement. The Company has informed the Agent and the Lenders that after June 29, 2007, the Company would be in non-compliance of Section 6.01(a) of the Credit Agreement, specific to the delivery of the Company’s audited financial statements for the fiscal year ending December 31, 2006 (the “2006 Financial Statements”), and there would be an associated delay in the delivery of the Compliance Certificate and other deliverables due under Section 6.02(b) of the Credit Agreement in connection with the delivery of the 2006 Financial Statements. As a result, the Company has requested that the Lenders waive non-compliance with Sections 6.01(a) and 6.02(b) of the Credit Agreement from June 29, 2007 through August 31, 2007 (the “Waiver Period”). Accordingly, the Lenders hereby waive such requirements contained in Sections 6.01(a) and 6.02(b) of the Credit Agreement for the Waiver Period. For the avoidance of doubt, the Lenders also confirm. that (notwithstanding such non-compliance) for purposes of the Applicable Rate determination, the existing Pricing Level, shall remain in effect through the next date a Compliance Certificate is required to be delivered under the Credit Agreement (i.e. with respect to the Company’s second fiscal quarter in 2007). The foregoing waiver and consent shall be subject to fulfillment of the conditions precedent that no Default has occurred or is continuing under the Credit Agreement. Except as just provided, the Credit Agreement and any and all other related documents and instruments shall remain unchanged and in full force and effect. The Agent’s and the Lenders’ execution and delivery hereof and any other documents and instruments in connection herewith shall not be deemed to create a course of dealing or otherwise create any express or implied duty by it to provide any other or further amendments, consents or waivers in the future. This waiver letter is governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Ken Puro
Name:	Ken Puro
Title:	Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Ronald J. Dronby
Name:	Ronald J. Dronby
Title:	Senior Vice President

COMERICA BANK, as a Lender

By:	/s/ Philip Koblis
Name:	Philip Koblis
Title:	FVP

[Signature Page to Consent and Waiver]

Acknowledged and Agreed:

EXPONENTIAL INTERACTIVE, INC.

By:	/s/ Dilip DaSilva
Name:	Dilip DaSilva
Title:	President & CEO

[Signature Page to Consent and Waiver]

EXHIBIT A

FORM OF LOAN NOTICE

Date: 7/9, 2007

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of April 12, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Exponential Interactive, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned hereby requests (select one):

☐ A Borrowing of [Revolving Credit] [Term] Loans

☒ A conversion or continuation of [Revolving Credit] [Term] Loans

1.	On 7/12/07 (a Business Day)

2.	In the amount of $13,750,000.00

3.	Comprised of LIBOR

[Type of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of 3 months. (Maturity of 10/12/07)

[The Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a) and (b) shall be satisfied on and as of the date of the Borrowing requested hereby.]1

EXPONENTIAL INTERACTIVE, INC.

By:	/s/ Dilip DaSilva

Name:	DILIP DASILVA

Title:	CEO

[1]	Include this sentence in the case of a Borrowing.

A-1

Form of Loan Notice

EXHIBIT A

FORM OF LOAN NOTICE

Date: 7/9, 2007

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of April 12, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Exponential Interactive, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned hereby requests (select one):

☐ A Borrowing of [Revolving Credit] [Term] Loans

☒ A conversion or continuation of [Revolving Credit] [Term] Loans

1.	On 7/12/07 (a Business Day)

2.	In the amount of $15,000,000.00

3.	Comprised of BASE RATE

[Type of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of months.

[The Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a) and (b) shall be satisfied on and as of the date of the Borrowing requested hereby.]2

EXPONENTIAL INTERACTIVE, INC.

By:	/s/ Dilip DaSilva

Name:	DILIP DASILVA

Title:	CEO

[2]	Include this sentence in the case of a Borrowing.

A-1

Form of Loan Notice

Execution Copy

AMENDMENT AGREEMENT

This AMENDMENT AGREEMENT (this “Amendment”) is entered into as of November 10, 2009 among EXPONENTIAL INTERACTIVE, INC., a Delaware corporation (the “Borrower”), BANK OF AMERICA, N.A., as sole lender (the “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent (the “Administrative Agent”).

The Borrower, the Lender and the Administrative Agent are parties to a Credit Agreement dated as of April 12, 2007 (as in effect as of the date of this Amendment, the “Credit Agreement”).

The Borrower has requested the Lender to agree to certain amendments to the Credit Agreement, and the Lender has agreed to such request, subject to the terms and conditions of this Amendment.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1. Definitions; References; Interpretation.

(a) Unless otherwise specifically defined herein, each term used herein (including in the Recitals hereof) which is defined in the Credit Agreement shall have the meaning assigned to such term in the Credit Agreement.

(b) As used herein, “Amendment Documents” means this Amendment, the New Note (as defined below) and the Credit Agreement (as amended by this Amendment).

(c) Each reference to “this Agreement”, “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference contained in the Credit Agreement, and each reference to “the Credit Agreement” and each other similar reference in the other Loan Documents, shall from and after the Effective Date (as defined in Section 2) refer to the Credit Agreement as amended hereby.

(d) The rules of interpretation set forth in Section 1.02 of the Credit Agreement shall be applicable to this Amendment.

2. Amendments to Credit Agreement. Subject to the terms and conditions hereof, the Credit Agreement is amended as follows, effective as of the date of satisfaction of the conditions set forth in Section 4 (the “Effective Date”):

(a) Amendments to Article I of the Credit Agreement.

1

(1) The pricing grid set forth in the definition of “Applicable Rate” is hereby amended in its entirety to read as follows:

Applicable Rate

Pricing Level	Consolidated Leverage Ratio	Commitment Fee	Eurodollar Rate +	Base Rate +
I	< 0.50:1.00	0.375%	2.750%	0.750%
II	> 0.50:1.00 but < 1.00:1.00	0.500%	3.000%	0.750%
III	> 1.00:1.00 but < 1.75:1.00	0.500%	3.250%	0.750%
IV	> 1.75:1.00	0.500%	3.750%	0.850%

(2) The proviso in the definition of “Consolidated EBITDA” in Article I is hereby amended in its entirety to read as follows:

“provided, however, that solely for the purpose of the computations of the Consolidated Leverage Ratio or TTM EBITDA, if there has occurred an Acquisition during the relevant period, Consolidated EBITDA shall be calculated, at the option of the Borrower, on a pro forma basis in accordance with the SEC pro forma reporting rules under the Exchange Act, as if such Acquisition occurred on the first day of the applicable period.”

(3) The definition of “Consolidated Leverage Ratio” is amended in its entirety to read as follows:

“Consolidated Leverage Ratio” means as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date, to (b) TTM EBITDA.”

(4) The term “Revolving Credit Note” defined in the Credit Agreement shall refer to on and after the Effective Date the New Note delivered under this Amendment.

(5) A new definition is inserted in Article I as follows:

“TTM EBITDA” means, as of any date of determination, Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

(6) A new definition is inserted in Article I as follows:

“Unrestricted Liquidity” means the sum of (a) cash-on-hand, and (b) Permitted Investments and other cash equivalents, in each case not subject to a Lien (other than Liens in favor of the Administrative Agent pursuant to the Loan Documents) or any other restrictions.

(7) Article I is amended to delete the definition of “Consolidated Fixed Charge Coverage Ratio” in its entirety.

(b)	Amendments to Article VII of the Credit Agreement.

(1) Section 7.13(a) of the Credit Agreement is amended in its entirety to provide as follows:

Minimum TTM EBTIDA. The Borrower shall not permit TTM EBITDA, as measured as of the last day of each fiscal quarter of the Borrower, to be less than $7,500,000.

2

(2) Section 7.13(b) of the Credit Agreement is amended in its entirety to provide as follows:

Minimum Unrestricted Liquidity. The Borrower shall not permit at any time, in respect of the Borrower and its Subsidiaries, (i) Consolidated Funded Indebtedness to equal or exceed (ii) the sum of (A) Unrestricted Liquidity, and (B) 70% of net accounts receivable.

(c) Amendment to Schedule 2.01 of the Credit Agreement. Schedule 2.01(b) of the Credit Agreement is replaced in its entirety by Schedule 2.01 of this Amendment.

(d) Amendment to Schedule 10.02 of the Credit Agreement. The Administrative Agent’s address for payments and Loan Notices is hereby amended in its entirety to read as follows:

(for payments and Loan Notices):

Bank of America, N.A.
San Francisco Commercial Banking #1499
Mail Code: CA5-704-13-11
315 Montgomery’ Street, 13th Floor
San Francisco, CA 94104
Attention:	Rowena Mendoza
Telephone:	[Personally identifiable information withheld]
Telecopier:	[Personally identifiable information withheld]
Electronic Mail:	[Personally identifiable information withheld]
Account No.:	[Personally identifiable information withheld]
Attn:	Transaction Processing
Account Name:	Exponential Interactive, Inc.
[Personally identifiable information withheld]
[Personally identifiable information withheld]
ABA#:	[Personally identifiable information withheld]

(e) Amendment to Exhibit C of the Credit Agreement. Exhibit C of the Credit Agreement is replaced in its entirety by Exhibit C of this Amendment.

(f) Additional Amendments to the Credit Agreement. References in the Credit Agreement to any Term Borrowing, the Term Commitment, the Term Facility, any Term Lender, any Term Loans and any Term Notes shall be disregarded.

3. Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and the Lender as follows:

(a) No Default has occurred and is continuing (or would result from the amendment of the Credit Agreement contemplated hereby).

3

(b) The execution, delivery and performance by the Borrower of the Amendment Documents have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable.

(c) The Amendment Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditor’s rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(d) All representations and warranties of the Borrower contained in the Credit Agreement are true and correct in all material respects (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 3, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement.

(e) The Borrower is entering into this Amendment on the basis of its own investigation and for its own reasons, without reliance upon the Administrative Agent and the Lender or any other Person.

(f) The Borrower’s obligations under the Credit Agreement and under the other Loan Documents are not subject to any defense, counterclaim, set-off, right of recoupment, abatement or other claim.

4. Conditions of Effectiveness.

(a) The effectiveness of Section 2 of this Amendment shall be subject to the satisfaction of each of the following conditions precedent:

(1) The Administrative Agent shall have received (A) from the Borrower and the Lender a duly executed original (or, if elected by the Administrative Agent, an executed facsimile copy) of this Amendment and (B) from the Borrower, a duly executed original (or an executed facsimile copy with an original to follow promptly thereafter) of a replacement Revolving Credit Note (the “New Note”) substantially in the form of Exhibit B-2 to the Credit Agreement (but dated the Effective Date and also stating that it replaces and supersedes, without novation, the Revolving Credit Notes previously delivered by the Borrower under the Credit Agreement (the “Old Notes”)).

4

(2) The Administrative Agent shall have received evidence of payment by the Borrower of all fees, costs and expenses due and payable as of the Effective Date under or in connection with this Amendment and the Credit Agreement, including any fees arising under or referenced in Section 5 of this Amendment and any costs and expenses payable under Section 6(g) of this Amendment (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, to the extent invoiced on or prior to the Effective Date).

(3) The Administrative Agent shall have received from the Borrower, in form and substance satisfactory to it, a Compliance Certificate as of September 30, 2009 calculated on a pro forma basis after giving effect to this Amendment.

(4) The Administrative Agent shall have received from the Borrower, in form and substance satisfactory to the Administrative Agent, a copy of the resolutions passed by the board of directors of the Borrower, certified as of the Effective Date by the Secretary or an Assistant Secretary of such Person, authorizing the execution, delivery and performance of the Amendment Documents.

(5) The Administrative Agent shall have received all other documents it or the Lender may reasonably request relating to any matters relevant hereto, all in form and substance satisfactory to the Administrative Agent.

(6) The representations and warranties in Section 3 of this Amendment shall be true and correct on and as of the Effective Date with the same effect as if made on and as of the Effective Date.

(7) No Term Loans shall be outstanding.

(b) From and after the Effective Date, the Credit Agreement is amended as set forth herein. Except as expressly amended pursuant hereto, the Credit Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects.

(c) The Administrative Agent will notify the Borrower of the occurrence of the Effective Date.

5. Fees. The Borrower shall pay (through the Administrative Agent) to the Lender a non-refundable amendment fee equal to 0.25% of the Lender’s Revolving Credit Commitment as of the Effective Date. Such amendment fee shall be fully-earned upon becoming due and payable, shall not be refundable for any reason whatsoever and shall be in addition to any fee, cost or expense otherwise payable by the Borrower pursuant to the Credit Agreement or this Amendment.

6. Miscellaneous.

(a) The Borrower acknowledges and agrees that the execution and delivery by the Administrative Agent and the Lender of this Amendment shall not be deemed to create a course of dealing or an obligation to execute similar waivers or amendments under the same or similar circumstances in the future.

(b) This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted by the Credit Agreement.

5

(c) THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(d) This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Amendment and the other Amendment Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4, this Amendment shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Amendment.

(e) This Amendment may not be amended except in accordance with the provisions of Section 10.01 of the Credit Agreement.

(f) If any provision of this Amendment or the other Amendment Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Amendment and the other Amendment Documents and Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(g) The Borrower agrees to pay or reimburse all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and the other Amendment Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated).

(h) From and after the Effective Date the outstanding Old Notes under the Credit Agreement shall be superseded and replaced by the New Note delivered under this Amendment.

(i) This Amendment shall constitute a Loan Document.

[signature pages follow]

6

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

EXPONENTIAL INTERACTIVE, INC.

By:	/s/ Dilip DaSilva
Name:	Dilip DaSilva
Title:	CEO

S-1

BANK OF AMERICA, NA., as Administrative Agent and Lender

By:	/s/ illegible
Name:	illegible
Title:	Senior Vice President

S-2

SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Revolving Credit Commitment	Revolving Credit Applicable Percentage
Bank of America, N.A.	$10,000,000	100.000000000%
Total	$10,000,000	100.000000000%

Schedule 2.01

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:             ,

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of April 12, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Exponential Interactive, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the             of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes without regard to the impact (if any) of the application of Section 409A of the Code and the final regulations issued thereunder.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by such financial statements.

C-1

3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

-or-

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Borrower contained in Article V of the Agreement, and any representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5. The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Certificate.

6. The list of Subsidiaries and the related information set forth on Schedule 3 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of             ,             .

EXPONENTIAL INTERACTIVE, INC.

By:
Name:
Title:

C-2

For the Quarter/Year ended             (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I. Section 7.13(a) — Minimum TTM EBITDA.

A. Consolidated EBITDA for four consecutive fiscal quarters ending on above date (“Subject Period”):
1. Consolidated Net Income for Subject Period:	$	_________
2. Consolidated Interest Charges for Subject Period:	$	_________
3. Provision for income taxes for Subject Period:	$	_________
4. Depreciation expenses for Subject Period:	$	_________
5. Amortization expenses for Subject Period:	$	_________
6. Non-recurring non-cash reductions of Consolidated Net Income for Subject Period:	$	_________
7. Cash and non-cash charges relating to earnouts under the Transaction Documents for Subject Period:	$	_________
8. Non-cash charges or expenses related to equity plans or stock option awards for Subject Period:	$	_________
9. Payroll taxes on exercise of stock options for Subject Period:	$	_________
10. Non-cash additions to Consolidated Net Income for Subject Period:	$	_________
11. Income tax credits for Subject Period:	$	_________
B. TTM EBITDA for Subject Period (Lines LI.A.1 + 2 + 3 + 4 + 5 + 6 +7 +8+9 -10 -11):	$	_________
Minimum required: $7,500,000

II. Section 7.13 (b) — Minimum Unrestricted Liquidity.

A. Consolidated Funded Indebtedness for Subject Period:	$	_________
B. Unrestricted Liquidity for Subject Period:	$	_________
C. 70% of net accounts receivables for Subject Period:	$	_________
D. Minimum Unrestricted Liquidity (Line II.A < Line II.B + Line II.C):		[ ] < [ ]
Compliance		Yes/No

C-3

III. Section 7.14 — Capital Expenditures.

A. Capital expenditures made during fiscal year to date[3]:	$	_________
B. Available portion of Annual Expenditure Limit (i.e. Annual Expenditure Limit less Permitted Acquisitions YTD):	$	_________
C. Excess (deficient) for covenant compliance (Line III.B—III.A):	$	_________

IV. Consolidated Leverage Ratio.

A. Consolidated Funded Indebtedness as of the end of Subject Period:	$	_________
B. TTM EBITDA (Line LB):	$	_________
C. Consolidated Leverage Ratio (Line IV.A Line IV.B):		____ to 1

[3]	Exclusive of capital expenditures described in clauses (i) through (iii) of the parenthetical in Section 7.14.

C-4

For the Quarter/Year ended             (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

TTM EBITDA

(in accordance with the definition of Consolidated EBITDA

as set forth in the Agreement)

Consolidated EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended

Consolidated Net Income
+ Consolidated Interest Charges
+ income taxes
+ depreciation expense
+ amortization expense
+ non-recurring non-cash reductions
+ cash and non-cash earn-out charges under Transaction Documents
+ non-cash charges or expenses related to equity plans or stock option awards
+ payroll taxes on exercise of stock options
- income tax credits
- non-cash income
= Consolidated EBITDA

C-5

For the Quarter/Year ended             (“Statement Date”)

SCHEDULE 3

to the Compliance Certificate

SUBSIDIARIES AND

OTHER EQUITY INVESTMENTS

Part (a). Subsidiaries.

Status:

DS	=	Domestic Subsidiary
FTFS	=	First Tier Foreign Subsidiary
FS	=	Other Foreign Subsidiary

Name of Subsidiary	Jurisdiction of Formation	Name of Stockholder	Equity Interests Outstanding	% Owned by Stockholder	Status of Subsidiary	Tax ID or Other ID Number

C-6

April 8, 2011

Exponential Interactive, Inc.

2200 Powell Street, Suite 600

Emeryville. CA 94608

Attn: John Rettig

Re:	Credit Agreement, dated as of April 12, 2007, among Exponential Interactive, Inc., a Delaware corporation (the “Borrower” ), Bank of America, N.A., as sole lender (the “Lender”)” and Bank of America, N.A. as Administrative Agent (the “Administrative Agent”) (as amended prior to the date hereof, including as amended as of November 10, 2009, the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined).

Dear Mr. Rettig:

The Borrower has requested that the Lender agree to amend the definition of “Maturity Date” appearing in the Credit Agreement to read in its entirety as follows:

“Maturity Date” means, with respect to the Revolving Credit Facility, May 12, 2011; provided, however, that if such day is not a Business Day, the Maturity Date shall be the next preceding Business Day.

The Lender has agreed to so amend the Credit Agreement, subject to the terms and provisions contained herein. Accordingly, the parties hereby covenant and agree as follows:

1. Amendment. In accordance with Section 10.01 of the Credit Agreement, the definition of “Maturity Date” appearing in the Credit Agreement is hereby amended as contemplated above.

2. Representations and Warranties. In order to induce the Lender to agree to amend the Credit Agreement as contemplated above, the Borrower represents and warrants to the Lender and the Administrative Agent that:

(a) no Default or Event of Default has occurred or is continuing (or would result from the amendment to the Credit Agreement contemplated hereby);

(b) the execution, delivery and performance by the Borrower of this letter agreement have been duly authorized by all necessary corporate or other action on the part of the Borrower and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable;

(c) this letter agreement and the other Loan Documents constitute the legal, valid and binding obligations of the Borrower, and are enforceable against the Borrower in accordance with their respective terms, without defense, counterclaim or offset; and

(d) all representations and warranties of the Borrower contained in the Credit Agreement are true and correct in all material respects (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 2, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement.

3. Reservation. The Borrower acknowledges and agrees that neither the execution nor the delivery by the Lender or the Administrative Agent of this letter agreement shall (a) be deemed to create a course of dealing or otherwise obligate the Lender or the Administrative Agent to execute similar amendments under the same or similar circumstances in the future, or (b) be deemed to create an implied waiver of any right or remedy of the Lender or the Administrative Agent with respect to any term or provision of any Loan Document (including any term or provision relating to the occurrence of a Material Adverse Effect). Except as amended hereby, the Credit Agreement shall remain unchanged.

4. Governing Law. THIS LETTER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

5. Reimbursement of Costs and Expenses. The Borrower covenants to pay or reimburse the Administrative Agent, upon demand, for all costs and expenses (including the allocated costs of in-house counsel) incurred by the Administrative Agent in connection with the development, preparation, negotiation, execution and delivery of this letter agreement.

6. Counterparts. This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one agreement.

7. Loan Document. This letter agreement shall constitute a Loan Document.

Please indicate your acknowledgement of and agreement with the terms and provisions set forth in this letter agreement by countersigning and returning a counterpart signature page hereto to the attention of Ronald Drobny at the following address:

Ronald Drobny

Bank of America, N.A.

315 Montgomery Street, 13th Floor

Mail Code: CAS-704-13-11

San Francisco, CA 94104- 1886

Very truly yours,

BANK OF AMERICA, N.A., as the Lender

By:
Name:

Title:

2

ACKNOWLEDGED AND AGREED: EXPONENTIAL INTERACTIVE INC., as the Borrower

By:	/s/ Dilip DaSilva
Name:	Dilip DaSilva
Title:	CEO

ACKNOWLEDGED BANK OF AMERICA, N.A., as the Administrative Agent

By:	/s/ Ronald J. Dronby
Name:	Ronald J. Dronby
Title:	SVP

3

EXECUTION VERSION

AMENDMENT AGREEMENT

This AMENDMENT AGREEMENT (this “Amendment”) is entered into as of May 6, 2011, among EXPONENTIAL INTERACTIVE, INC., a Delaware corporation (the “Borrower”), BANK OF AMERICA, N.A., as sole lender (the “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent (the “Administrative Agent”).

The Borrower, the Lender and the Administrative Agent are parties to a Credit Agreement dated as of April 12, 2007 (as amended prior to the date hereof, including as amended as of November 10, 2009, and as further amended as of April 8, 2011, the “Credit Agreement”).

The Borrower has requested the Lender to agree to certain amendments to the Credit Agreement, and the Lender has agreed to such request, subject to the terms and conditions of this Amendment.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1. Definitions; References; Interpretation.

(a) Unless otherwise specifically defined herein, each term used herein (including in the Recitals hereof) which is defined in the Credit Agreement shall have the meaning assigned to such term in the Credit Agreement.

(b) As used herein, (i) “Amendment Documents” means, collectively, this Amendment, the New Note (as defined below) and the Credit Agreement (as amended by this Amendment), and (ii) “Representations and Warranties Certificate” means that certain Representations and Warranties Certificate, dated April 13, 2007, executed and delivered by the Borrower to the Administrative Agent in connection with the closing of the Credit Agreement.

(c) Each reference to “this Agreement”, “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference contained in the Credit Agreement, and each reference to “the Credit Agreement” and each other similar reference in the other Loan Documents, shall from and after the Effective Date (as defined in Section 2) refer to the Credit Agreement as amended hereby.

(d) The rules of interpretation set forth in Section 1.02 of the Credit Agreement shall be applicable to this Amendment.

2. Amendments to Credit Agreement. Subject to the terms and conditions hereof, the Credit Agreement is amended as follows, effective as of the date of satisfaction of the conditions set forth in Section 4 (the “Effective Date”):

(a) Amendments to Article I of the Credit Agreement.

(1) The definition of “Applicable Rate” is hereby amended it its entirety to read as follows:

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate

Pricing Level	Consolidated Leverage Ratio		Commitment Fee	Eurodollar Rate +	Base Rate+
I	≤	1.00:1.00	0.250%	1.750%	0.000%
II		> 1.00:1.00	0.300%	2.000%	0.000%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the first date occurring after such change or amendment on which a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that (a) the Applicable Rate in effect from the Amendment Effective Date through the first Business Day immediately following the date on which a Compliance Certificate is first delivered (or required to be delivered) following such Amendment Effective Date pursuant to Section 6.02(b) shall be determined based upon Pricing Level I, and (b) if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level II shall apply as of the Business Day after the date on which such Compliance Certificate was required to have been delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply). Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.08(b).

(2) The definition of “Change in Law” is hereby amended by adding the following proviso to the end of such definition:

provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

(3) The definition of “Maturity Date is hereby amended in its entirety to read as follows:

“Maturity Date” means May 6, 2014; provided, however, that if such date is not a Business Day, the Maturity Date shall be deemed to be the next preceding Business Day.

(4) The definition of “Permitted Acquisition” is hereby amended by deleting each of the two provisos appearing at the end of such definition pertaining to the concept of the “Annual Expenditure Limit”.

(5) The term “Revolving Credit Note” defined in the Credit Agreement shall, with effect from and after the Effective Date, refer to the New Note delivered under this Amendment.

2

(6) A new definition is inserted in Article I as follows:

“Amendment Effective Date” means May 6, 2011.

(7) A new definition is inserted in Article I as follows:

“Consolidated Revenue” means, for any period, revenue of the Borrower and its Subsidiaries on a consolidated basis, for such period.

(8) A new definition is inserted in Article I as follows:

“Consolidated Total Assets” means, as of any date of determination, total assets of the Borrower and its Subsidiaries as of such date, on a consolidated basis.

(9) A new definition is inserted in Article I as follows:

“Immaterial First Tier Foreign Subsidiaries” means, collectively, as of any date of determination, one or more First Tier Foreign Subsidiaries which, when taken together, (a) hold assets (exclusive of goodwill) the net book value of which (measured as of the end of the Borrower’s most recently ended fiscal quarter) does not exceed 10% of Consolidated Total Assets, measured as of the last day of the Borrower’s most recent fiscal quarter for which financial statements are available, or (b) have generated revenues (for the Borrower’s most recent fiscal quarter) not in excess of 10% of Consolidated Revenue for the Borrower’s most recent fiscal quarter for which financial statements are available.

(10) Article I is amended to delete the definition of “Annual Expenditure Limit” in its entirety.

(b) Amendments to Article VI of the Credit Agreement.

(1) Section 6.01(a) of the Credit Agreement is hereby amended in its entirety to read as follows:

(a) (i) as soon as available, but in any event within 60 days after the end of each fiscal year of the Borrower, an internal management-prepared consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related internal management-prepared consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and (ii) as previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

3

(2) Section 6.12(b) of the Credit Agreement is hereby amended in its entirety to read as follows:

(b) thirty days after the time that any Person becomes a First Tier Foreign Subsidiary as a result of the creation or formation of such First Tier Foreign Subsidiary, a Permitted Acquisition or otherwise, then prior to the expiration of such thirty-day period, the Borrower shall (or shall cause any applicable Subsidiary of the Borrower that is the direct owner of such First Tier Foreign Subsidiary to) (i) execute and deliver to the Administrative Agent a Security Agreement Pledge Supplement in respect of such First Tier Foreign Subsidiary, (ii) take such action and deliver such evidence as shall be satisfactory to the Administrative Agent to confirm that the Administrative Agent (for the benefit of the Secured Parties) has a valid, perfected, first priority Lien, subject to no other Liens (except as permitted by the Collateral Documents), in 66% of the Equity Interests of such First Tier Foreign Subsidiary securing the Secured Obligations, including delivery to the Administrative Agent of the certificates, if any, evidencing such Equity Interests, and (iii) provide the Administrative Agent with such board resolutions, officer’s certificates, corporate and other documents and opinions of counsel as the Administrative Agent shall reasonably request in connection with the actions described in clauses (i) and (ii) above; provided that (x) the Borrower shall only be required to take the actions specified in clauses (i) through (iii) of this clause (b) with respect to any particular First Tier Foreign Subsidiary to the extent necessary to ensure that, at all times, such actions have been completed to the reasonable satisfaction of the Lender with respect to all First Tier Foreign Subsidiaries, other than any such First Tier Foreign Subsidiaries which, when taken together at any time, constitute a group of Immaterial First Tier Foreign Subsidiaries at such time, and (y) from and after the date on which any of the actions specified in clauses (i), (ii) or (iii) of this clause (b) have been taken with respect to any particular First Tier Foreign Subsidiary, no such actions shall be unwound nor any documents delivered in connection therewith terminated. The parties hereby acknowledge and agree that in the event of any conflict between the terms of this clause (b), on the one hand, and the terms of the Security Agreement or that certain letter agreement between the parties dated on or about January 11, 2011, on the other hand, the terms of this clause (b) shall control.

(c) Amendments to Article VII of the Credit Agreement.

(1) Section 7.01 of the Credit Agreement is hereby amended by re-lettering existing clause (p) thereof as clause (q) and adding the following as new clause (p) thereof:

(p) Liens securing Indebtedness permitted under Section 7.03(f); and

(2) Section 7.13(a) of the Credit Agreement is hereby amended in its entirety to read as follows:

(a) Minimum TTM EBTIDA. Permit TTM EBITDA, as measured as of the last day of each fiscal quarter of the Borrower, to be less than $10,000,000.

(3) Section 7.14 of the Credit Agreement is hereby amended in its entirety to read as follows:

Reserved.

(d) Amendment to Schedule 2.01 of the Credit Agreement. Schedule 2.01 of the Credit Agreement is replaced in its entirety by Schedule 2.01 of this Amendment.

4

(e) Amendment to Exhibit C of the Credit Agreement. Exhibit C of the Credit Agreement is replaced in its entirety by Exhibit C of this Amendment.

3. Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and the Lender as follows:

(a) No Default has occurred and is continuing (or would result from the amendment of the Credit Agreement contemplated hereby).

(b) The execution, delivery and performance by the Borrower of the Amendment Documents have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable.

(c) The Amendment Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditor’s rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(d) All representations and warranties of the Borrower contained in the Credit Agreement are true and correct in all material respects (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 3, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement.

(e) The Borrower is entering into this Amendment on the basis of its own investigation and for its own reasons, without reliance upon the Administrative Agent and the Lender or any other Person.

(f) The Borrower’s obligations under the Credit Agreement and under the other Loan Documents are not subject to any defense, counterclaim, set-off, right of recoupment, abatement or other claim.

4. Conditions of Effectiveness.

(a) The effectiveness of Section 2 of this Amendment shall be subject to the satisfaction of each of the following conditions precedent:

(1) The Administrative Agent shall have received (A) from the Borrower and the Lender a duly executed original (or, if elected by the Administrative Agent, an executed facsimile copy) of this Amendment, and (B) from the Borrower, a duly executed original (or an executed facsimile copy with an original to follow promptly thereafter) of a replacement Revolving Credit Note (the “New Note”) substantially in the form of Exhibit D to this Amendment.

5

(2) The Administrative Agent shall have received evidence of payment by the Borrower of all fees, costs and expenses due and payable as of the Effective Date under or in connection with this Amendment and the Credit Agreement, including any fees arising under or referenced in Section 6 of this Amendment and any costs and expenses payable under Section 7(g) of this Amendment (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, to the extent invoiced on or prior to the Effective Date).

(3) The Administrative Agent shall have received from the Borrower, in form and substance satisfactory to it, a Secretary’s Certificate dated as of the Effective Date, executed by the Secretary of the Borrower and certifying (A) the incumbency, offices and signature specimens of each signatory authorized to execute and deliver Amendment Documents on behalf of the Borrower, (B) the attachment thereto of a true and accurate copy of the Certificate of Incorporation of the Borrower, together with all amendments thereto and as in effect on the Effective Date, or, in the alternative, certifying that the Certificate of Incorporation of the Borrower has not been amended or otherwise modified since November 10, 2009, (C) the attachment thereto of a true and correct copy of the Bylaws of the Borrower, as in effect on the Effective Date, or, in the alternative, certifying that the Bylaws of the Borrower have not been amended or otherwise modified since November 10, 2009, and (D) the attachment thereto of a true and accurate copy of the resolutions adopted by the Borrower for the purpose of authorizing the execution, delivery and performance by the Borrower of the Amendment Documents.

(4) The Administrative Agent shall have received an opinion of legal counsel to the Borrower, in form and substance satisfactory to the Administrative Agent, addressing such matters related to the Borrower and the Amendment Documents as the Administrative Agent shall specify (with the understanding that no opinions with respect to the enforceability of the Amendment Documents or the creation or perfection of any Liens or security interests of the Administrative Agent shall be required).

(5) The Administrative Agent shall have received all other documents it or the Lender may reasonably request relating to any matters relevant hereto, all in form and substance satisfactory to the Administrative Agent.

(6) The representations and warranties in Section 3 of this Amendment shall be true and correct on and as of the Effective Date with the same effect as if made on and as of the Effective Date.

(b) From and after the Effective Date, the Credit Agreement is amended as set forth herein. Except as expressly amended pursuant hereto, the Credit Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects.

(c) The Administrative Agent will notify the Borrower of the occurrence of the Effective Date.

5. Post-Closing Covenant. By no later than the date occurring 30 days after the Effective Date, the Borrower shall deliver to the Administrative Agent, in form and substance reasonably satisfactory to it, any information necessary to update the disclosures made by the Borrower to the Administrative Agent pursuant to the Representations and Warranties Certificate.

6. Fees. The Borrower shall pay (through the Administrative Agent) to the Lender a nonrefundable upfront fee equal to 0.25% of the Lender’s Revolving Credit Commitment as of the Effective Date (and after giving effect to the Amendments to the Credit Agreement contemplated hereby). Such upfront fee shall be fully-earned upon becoming due and payable, shall not be refundable for any reason whatsoever and shall be in addition to any fee, cost or expense otherwise payable by the Borrower pursuant to the Credit Agreement or this Amendment.

6

7. Miscellaneous.

(a) The Borrower acknowledges and agrees that the execution and delivery by the Administrative Agent and the Lender of this Amendment shall not be deemed to create a course of dealing or an obligation to execute similar amendments under the same or similar circumstances in the future.

(b) This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted by the Credit Agreement.

(c) THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(d) This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Amendment and the other Amendment Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4, this Amendment shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Amendment.

(e) This Amendment may not be amended except in accordance with the provisions of Section 10.01 of the Credit Agreement.

(f) If any provision of this Amendment or the other Amendment Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Amendment and the other Amendment Documents and Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(g) The Borrower agrees to pay or reimburse all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and the other Amendment Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated).

(h) From and after the Effective Date, any Revolving Credit Note outstanding under the Credit Agreement immediately prior to the Effective Date shall be deemed to be superseded and replaced by the New Note delivered under this Amendment.

(i) This Amendment shall constitute a Loan Document.

[signature pages follow]

7

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

EXPONENTIAL INTERACTIVE, INC.

By:	/s/ John R. Rettig
Name:	John R. Rettig
Title:	CFO

S-1

BANK OF AMERICA, N.A., as Administrative Agent and Lender

By:
Name:
Title:

S-2

EXECUTION VERSION

SCHEDULE 2.01

TO AMENDMENT AGREEMENT

SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Revolving Credit Commitment	Revolving Credit Applicable Percentage
Bank of America, N.A.	$20,000,000	100.000000000%
Total	$20,000,000	100.000000000%

Schedule 2.01

EXECUTION VERSION

EXHIBIT C

TO AMENDMENT AGREEMENT

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of April 12, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Exponential Interactive, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                          of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Borrower has delivered the year-end audited financial statements required by Section 6.01(a)[(i)][(ii)] of the Agreement for the fiscal year of the Borrower ended as of the above date, [together with the report and opinion of an independent certified public accountant required by such section].

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Borrower has delivered the unaudited financial statements required by Section 6.0l(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes without regard to the impact (if any) of the application of Section 409A of the Code and the final regulations issued thereunder.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by such financial statements.

Form of Compliance Certificate

3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

(to the best knowledge of the undersigned, during such fiscal period the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

-or-

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Borrower contained in Article V of the Agreement, and any representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5. The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Certificate.

6. The list of Subsidiaries and the related information set forth on Schedule 3 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     ,                     .

EXPONENTIAL INTERACTIVE, INC.

By:

Name:

Title:

Form of Compliance Certificate

For the Quarter/Year ended             (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.	Section 7.13(a)—Minimum TTM EBITDA.

A.	Consolidated EBITDA for four consecutive fiscal quarters ending on above date (“Subject Period”):

1.	Consolidated Net Income for Subject Period:	$

2.	Consolidated Interest Charges for Subject Period:	$

3.	Provision for income taxes for Subject Period:	$

4.	Depreciation expenses for Subject Period:	$

5.	Amortization expenses for Subject Period:	$

6.	Non-recurring non-cash reductions of Consolidated Net Income for Subject Period:	$

7.	Cash and non-cash charges relating to earnouts under the Transaction Documents for Subject Period:	$

8.	Non-cash charges or expenses related to equity plans or stock option awards for Subject Period:	$

9.	Payroll taxes on exercise of stock options for Subject Period:	$

10.	Non-cash additions to Consolidated Net Income for Subject Period:	$

11.	Income tax credits for Subject Period:	$

B.	TTM EBITDA for Subject Period (Lines II.A.l + 2 + 3 + 4 + 5 + 6 +7 +8+9 -10 -11):	$

Minimum required: $10,000,000

	Compliance		Yes/No

II.	Section 7.13 (b)—Minimum Unrestricted Liquidity.

A.	Consolidated Funded Indebtedness for Subject Period:	$

B.	Unrestricted Liquidity for Subject Period:	$

C.	70% of net accounts receivables for Subject Period:	$

D.	Minimum Unrestricted Liquidity (Line II.A <Line II.B +Line II.C):		[ ] < [ ]

	Compliance		Yes/No

Form of Compliance Certificate

III.	Consolidated Leverage Ratio.

A.	Consolidated Funded Indebtedness for Subject Period:	$

B.	TTM EBITDA (Line I.B):	$

C.			to 1

	Compliance		Yes/No

IV.	Immaterial First Tier Foreign Subsidiaries.

Appearing below is a list of each First Tier Foreign Subsidiary in respect of which the actions specified in Section 6.12(b)(i) through (iii) of the Agreement have not been taken as of the date of this Compliance Certificate, together with a specification of (a) the percentage that the book value of the assets held by each such First Tier Foreign Subsidiary bears to Consolidated Total Assets, each measured as of the Financial Statement Date specified above, and (b) the percentage that the revenues generated by each such First Tier Foreign Subsidiary during the fiscal quarter ended on the Financial Statement Date specified above bears to Consolidated Revenues for the fiscal quarter ended on such Financial Statement Date.

Name of First Tier Foreign Subsidiary	Percentage of Consolidated Total Assets	Percentage of Consolidated Revenue

	[ ]%	[ ]%

	[ ]%	[ ]%

	[ ]%	[ ]%

If either the aggregate percentage of Consolidated Total Assets specified above exceeds 10% or the aggregate percentage of Consolidated Revenues specified above exceeds 10%, the Borrower is required to take the actions specified in Section 6.12(b) of the Agreement.

Form of Compliance Certificate

For the Quarter Year ended                      (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

TTM EBITDA

(in accordance with the definition of Consolidated EBITDA

as set forth in the Agreement)

Consolidated EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
Consolidated Net Income
+ Consolidated Interest Charges
+ income taxes
+ depreciation expense
+ amortization expense
+ non-recurring non-cash reductions
+ cash and non-cash earn-out charges under Transaction Documents
+ non-cash charges or expenses related to equity plans or stock option awards
+ payroll taxes on exercise of stock options
- income tax credits
- non-cash income
= Consolidated EBITDA

Form of Compliance Certificate

For the Quarter Year ended                      (“Statement Date”)

SCHEDULE 3

to the Compliance Certificate

SUBSIDIARIES AND

OTHER EQUITY INVESTMENTS

Part (a). Subsidiaries.

Status:

DS	=	Domestic Subsidiary
FTFS	=	First Tier Foreign Subsidiary
FS	=	Other Foreign Subsidiary

Name of Subsidiary	Jurisdiction of Formation	Name of Stockholder	Equity Interests Outstanding	% Owned by Stockholder	Status of Subsidiary	Tax ID or Other ID Number

Form of Compliance Certificate

EXHIBIT D

TO AMENDMENT AGREEMENT

FORM OF REVOLVING CREDIT NOTE

May 6, 2011

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to Bank of America, N.A., or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of April 12, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, including as amended as of November 10, 2009, as further amended as of April 8, 2011, and as further amended as of May 6, 2011, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Credit Note is also entitled to the benefits of any Guaranty and is secured by the Collateral. This Revolving Credit Note replaces and supersedes, without novation, each and every Revolving Credit Note previously delivered by the Borrower to the Lender under the Agreement. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.

(Remainder of page intentionally left blank; signature page follows)

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

EXPONENTIAL INTERACTIVE, INC.

By:	/s/ John Rettig

By:	John Rettig

By:	CFO

Form of Compliance Certificate

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Compliance Certificate